UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 14, 2005

Digital Lifestyles Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-27878	13-3779546
(Commission File Number)	(IRS Employer Identification No.)

1001 S. Capital of Texas Hwy. Building I, Suite 200 Austin, Texas	78746
(Address of Principal Executive Offices)	(Zip Code)

(512) 617-8282

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. REGULATION FD DISCLOSURE.

On March 14, 2005, the Registrant issued a press release, which is attached hereto and incorporated by reference as Exhibit 99.1 to this Current Report on Form 8-K, regarding the Registrant’s first nationwide retail distribution relationship for its new hip-e™ product line, under which the Registrant will sell its hip-e products nationally through Circuit City stores beginning April 16, 2005.

Prior to launching our hip-e brand in 2004, the Registrant primarily offered consumers personal computers and related products under its Northgate® brand. In December 2003, an investor group acquired a majority of the Registrant’s outstanding common stock and appointed a majority of the members of its board of directors. In January and February of 2004, the new board of directors employed new members of the Registrant’s management team, which began implementing the Registrant’s new strategic direction to transform the Registrant, through hip-e, from a low value-added, commodity business with low profit margins into a high value-added business with significantly higher profit margins, revenue growth and a valuable brand.

In 2003 and 2004, the Registrant has been dependent upon its relationship with Staples the Office Superstore, Inc. and its affiliates for a substantial portion of its revenues. For the year ended December 31, 2003, the Registrant’s sales to Staples represented approximately 36.5% of its total net sales for the year. For the year ended December 31, 2004, Staples and its Canadian affiliate, Business Depot, represented approximately 54% of the Registrant’s total net sales for the period. The Registrant’s agreement with Staples expired at the end of 2004. As of March 14, 2005, the Registrant had not reached an agreement with Staples regarding the terms under which Staples would continue to purchase the Registrant’s Northgate computers in 2005. Staples would not agree to a price for those products that would result in margins acceptable to the Registrant under its new strategic direction. As a result, Staples is likely to represent a much smaller percentage (if any) of the Registrant’s total net sales in 2005.

As the result of the expiration of the 2004 Staples agreement and the lack of a new agreement with Staples for 2005, the Registrant took action to reduce its operating expenses in response to the expected decrease in revenues, including a reduction in workforce of approximately 30%. As part of the Registrant’s new strategic direction and due to the termination of the Staples relationship, in early 2005 the Registrant also began to deemphasize its Northgate branded products in order to focus its resources on the new hip-e product line, and extensions from that product line, in an attempt to replace at least a portion of the Staples revenues. The Registrant anticipates that sales of hip-e products through Circuit City will at least partially replace the sales and distribution channel that Staples represented, but there is no assurance that a significant level of sales will ultimately result from the Circuit City relationship.

The Registrant will require financing to fund its working capital and expansion needs, and implement the Circuit City relationship reported in this Form 8-K. The Registrant has not entered into an agreement with potential investors regarding the terms of any additional financing and there is no assurance that the Registrant will be able to obtain any such financing on acceptable terms. If the Registrant cannot raise adequate financing on acceptable terms, and within the time the Registrant requires, it may not be able to take full advantage of the new Circuit City relationship or continue its business.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

99.1	Press Release, dated March 14, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL LIFESTYLES GROUP, INC.
Date: March 14, 2005

	By:	/s/ Kent A. Savage
	Name:	Kent A. Savage
	Title:	Chief Executive Officer